FOR IMMEDIATE RELEASE

CONTACT: Steve Carter
Vice President, Chief Financial Officer & Treasurer
(815) 639-6800

WOODWARD GOVERNOR COMPANY COMPLETES
ACQUISITION OF FUEL SYSTEMS TEXTRON

ROCKFORD, IL, June 22, 1998 - Woodward Governor Company
(Nasdaq: WGOV) today announced the completion of its previously announced acquisition of the Fuel Systems subsidiary of Textron Inc. (NYSE: TXT)

Fuel Systems Textron ("FST"), which generated revenues of $82 million in 1997, will be renamed Fuel Spray Technologies ("FST Woodward") and operate as part of Woodward's Aircraft Engine Systems Group. FST is a leading manufacturer of fuel injection nozzles, spray manifolds, and fuel metering and distribution valves for gas turbine engines used in the aircraft (military and commercial) and industrial markets. In addition, it provides commercial repair and overhaul services to major engine operators and manufacturers.

FST currently employs about 440 people at plants located in Zeeland, Michigan; Harvard, Illinois; and Greenville, South Carolina. To enhance customer support and improve operating performance, Woodward plans to integrate manufacturing operations at the Harvard plant into its nearby aircraft facility in Rockford, Illinois, over the coming year. The integration will be managed to ensure that all customer commitments are met. Most of the Harvard employees, as well as essentially all those in Michigan and South Carolina, are expected to be retained. In addition, with a few exceptions, FST's senior leadership team, including its president, Michael Boston, are expected to remain in their positions, with no change in responsibilities.

"We are delighted to welcome the FST team aboard," said John
A. Halbrook, Woodward's chairman and chief executive officer. "FST's products greatly expand our aircraft engine fuel delivery system capabilities."

"This acquisition adds FST's core competency in spray technologies to Woodward's existing competencies in fuel metering, actuation and servo components," said C. Phillip
Turner, general manager of Aircraft Engine Systems. "We intend to increase the scope and depth of our contributions to our customers' engine programs. Our ability to provide innovative and cost-effective products, services, and systems will be enhanced. In fact, with this acquisition, the Aircraft Controls Group has changed its designation to "Aircraft Engine Systems Group" to better reflect our ability to serve the total engine fuel delivery market. We are looking forward to building upon both companies' excellent reputations earned through decades of outstanding customer service."

The purchase price of $160 million in cash was financed with a bank line of credit. The acquisition is expected to have minimal impact on Woodward's results for the fiscal year ending September 30, 1998, and to be nondilutive to earnings per share in fiscal 1999.

Woodward Governor Company, founded in 1870, provides innovative engine controls and fuel delivery systems designed for a wide variety of applications. Serving global markets with locations worldwide, the company is a leading producer of controls systems and components for aircraft and industrial engines and turbines. In addition to the aviation industry, the company's products and services are used in the marine, locomotive, large off-road vehicle, power generation, gas generation, and process manufacturing industries.

The statements in this release concerning the company's shipments, business performance, and prospects reflect current expectations and are forward-looking statements that involve risks and uncertainties, including changes in product demand, competition, effectiveness of process improvement programs, impact of currency exchange rate changes, and other factors discussed in the September 30, 1997 Annual Report and Form 10-K filed with the Securities and Exchange Commission.

The Woodward Governor Company designs and manufactures engine fuel delivery and engine controls systems, subsystems and components.

Corporate headquarters are in Rockford, Illinois, with plants and sales offices located worldwide.